UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2012

ONCOSEC MEDICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	000-54318	98-0573252
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4690 Executive Drive, Suite 250
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 662-6732

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On December 13, 2012, OncoSec Medical Incorporated (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of December 12, 2012 with certain accredited investors (collectively, the “Purchasers”) providing for the issuance and sale by the Company to the Purchasers of an aggregate of 28,800,000 shares of the Company’s Common Stock (collectively, the “Shares”) and warrants to purchase an aggregate of 14,400,000 shares of the Company’s Common Stock (collectively, the “Warrants” and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”) at a per share purchase price of $0.25 per share, for aggregate proceeds of approximately $7.2 million.  The Company consummated the Offering on December 17, 2012.

Pursuant to the terms of the Securities Purchase Agreement, at the closing each Purchaser was issued a Warrant to purchase up to a number of shares of the Company’s Common Stock equal to 50% of the shares issued to such Purchaser.  The Warrants have an exercise price of $0.26 per share, are exercisable immediately upon issuance and have a term of exercise equal to four years from the date of issuance of the Warrants.

The securities sold pursuant to the Securities Purchase Agreement have been registered under the Securities Act of 1933 (the “Securities Act”) pursuant to the Company’s Registration Statement on Form S-1, as amended (No. 333-183544), which was declared effective by the Securities and Exchange Commission (the “Commission”) on December 11, 2012, and the Shares and Warrants are being offered and sold pursuant to a prospectus dated December 11, 2012 and a prospectus supplement dated December 13, 2012.  This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any Shares or Warrants, nor shall there be any sale of the Shares or Warrants in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing description of the Securities Purchase Agreements and the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each document.  Copies of the Form of Securities Purchase Agreement and Form of Common Stock Purchase Warrant are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and each is incorporated herein by reference.

Placement Agent Warrants

Pursuant to a Placement Agent Agreement dated November 16, 2012 by and between the Company and Dawson James Securities, Inc. (“Dawson”) (the “Placement Agent Agreement”), Dawson agreed to act as the Company’s placement agent in connection with the Offering.  Pursuant to the Placement Agent Agreement, the Company agreed to pay Dawson a cash fee equal to 6% of the gross proceeds of the Offering (the “Placement Agent Fee”), as well as a non-accountable expense allowance equal to 1% of the gross proceeds of the Offering.  In addition, the Company agreed to issue to Dawson warrants to purchase up to an aggregate of 5% of the aggregate number of shares of Common Stock sold in the Offering, or 1,440,000 shares (the “Placement Agent Warrants”).  Under the Placement Agent Agreement, the Company may choose to pay up to 50% of the Placement Agent Fee and issue up to 50% of the Placement Agent Warrants directly to other broker-dealers acting as placement agents or financial advisors in the Offering.  The Company has engaged Burrill LLC (“Burrill”) and Noble Financial Capital Markets (“Noble”) as financial advisors with respect to the Offering, and has paid 25% of the Placement Agent Fee and issued 25% of the Placement Agent Warrants to each of Burrill and Noble in consideration for their financial advisory services.  As a result, the Company has (i) paid a Placement Agent Fee to Dawson, Burrill and Noble equal to $216,000, $108,000 and $108,000, respectively, and (ii) issued Placement Agent Warrants to purchase 720,000 shares, 360,000 shares and 360,000 shares to Dawson, Burrill and Noble, respectively.  The Placement Agent Warrants have substantially the same terms as the Warrants issued to the Purchasers, except that such warrants have an exercise price of $0.3125 per share and expire on December 11, 2017.

The Placement Agent Warrants and the shares of the Company’s Common Stock underlying the Placement Agent Warrants have not been registered under the Securities Act and have been issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof. The Placement Agent Warrants and the shares of the Company’s Common Stock underlying the Placement Agent Warrants may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Placement Agent Warrants” is hereby incorporated by reference into this Item 3.02 in its entirety.  The Placement Agent Warrants (including the shares of the Company’s Common Stock underlying such warrants) were offered and sold to the Placement Agent without registration under the Securities Act, or any state securities laws.  The Company is relying on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof.  This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy the Placement Agent Warrants or the shares of the Company’s Common Stock underlying the Placement Agent Warrants.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

EXHIBIT INDEX

Exhibit	Description
10.1	Form of Securities Purchase Agreement

10.2	Form of Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOSEC MEDICAL INCORPORATED

Dated: December 19, 2012	By:	/s/ Punit Dhillon
Name: Punit Dhillon
Title: President & Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Form of Securities Purchase Agreement

10.2	Form of Common Stock Purchase Warrant